Filed pursuant to Rule 433
Free Writing Prospectus
January 12, 2024
Registration No. 333-274474

Franklin Templeton issued a fee waiver for the Franklin Bitcoin ETF (EZBC), effective today, Friday, January 12, 2024.

Please see the link to the updated prospectus below, as well as an accompanying statement from David Mann, Head of ETF Product and Capital Markets.

sec.gov/Archives/edgar/data/1992870/000113743924000235/ftdht424b3012024.htm

“We’re excited and encouraged by the strong investor interest we’re seeing for spot bitcoin ETFs. To demonstrate our commitment to the product and future of digital assets, we’ve decided to waive fees until August 2, 2024, up to $10 billion in AUM. After that, we’ll offer EZBC at the extremely competitive price of 19 basis points. We think this sends a clear signal to investors: we’re here for the long run.”

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.